CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Defiance Next Gen Big Data ETF and Defiance Hotel, Airline, and Cruise ETF, each a series of ETF Series Solutions, under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.
/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
June 2, 2021